UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
					(Amendment No. 2)

                           Fleetwood Enterprises Inc./1/
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)


                                   339099103
                              ---------------------
                                 (CUSIP Number)


                                 March 28,2002
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      |X|  Rule 13d-1(b)
                      o    Rule 13d-1(c)
                      o    Rule 13d-1(d)


------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







Schedule 13G                                                        Page 2 of 6
CUSIP No. 339099103                                 Fleetwood Enterprises Inc.
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   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Berger Small Cap Value Fund/2/      ID No. 36-3344166
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
-------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          -----------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          -----------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          -----------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|


-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IV
-------------------------------------------------------------------------------

/2/ Berger Small Cap Value is a portfolio series established under the Berger Omni Investment Trust, an open-ended management investment company registered under the Investment Company Act of 1940, as amended.

Schedule 13G                                                        Page 3 of 6
CUSIP No. 339099103                                 Fleetwood Enterprises Inc.
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Item 1.

         (a)      Name of Issuer:     Fleetwood Enterprises Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  3125 Myers St., P.O. Box 7638, Riverside, CA 92503

Item 2.

         (a)      Name of Person Filing:

			(1) BERGER SMALL CAP VALUE FUND/3/


         (b)      Address of Principal Business Office:

                  (1)      BERGER SMALL CAP VALUE FUND
                           210 University Boulevard, Suite 900
                           Denver, Colorado  80206

         (c)      Citizenship:

                  (1)      Berger Small Cap Value Fund:	MASSACHUSETTS

         (d)      Title of Class of Securities:   Common Stock

         (e)      CUSIP Number:   339099103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ________ Broker or Dealer registered under Section 15 of the
                           Act

         (b)      ________ Bank as defined in section 3(a)(6) of the Act

         (c)      ________ Insurance Company as defined in section 3(a)(19) of the Act

         (d) 	___X____ Investment Company registered under section 8 of the
                           Investment Company Act.

         (e) Investment Adviser registered under section 203 of ________ the Investment Advisers Act of 1940 /1/


/3/ Berger Small Cap Value is a portfolio series established under the Berger Omni Investment Trust, an open-ended management investment company registered under the Investment Company Act of 1940, as amended.


Schedule 13G                                                        Page 4 of 6
CUSIP No. 339099103                                 Fleetwood Enterprises Inc.
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         (f)      ________ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

         (g) Parent Holding Company, in accordance with ________ section 240.13d-1(b)(1)(ii)(G)
                           (Note:  See Item 7) /2/

Item 4.  Ownership

         (a)      Amount Beneficially Owned:

                  (1)  Berger Small Cap Value:      0
                                           	 -------


         (b)      Percent of Class:

                  (1)  Berger Small Cap Value:       0%
                                          	  --------


         (c)      Number of shares as to which such person has:

                  (1)  Berger Small Cap Value:

                           (i)      Sole power to vote or to direct the
                                    vote:      0
                                            ------

                           (ii)     Shared power to vote or to direct the
                                    vote:      0
                                            ------

                           (iii)    Sole power to dispose or to direct the
                                    disposition of:       0
                                                       ------

                           (iv)     Shared power to dispose or to direct the
                                    disposition of:      0
                                                       ------

Item 5.           Ownership of Five Percent or Less of a Class:

 		      N/A





Schedule 13G                                                        Page 5 of 6
CUSIP No. 339099103                                 Fleetwood Enterprises Inc.
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Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

		      N/A


Item 8.           Identification and Classification of Members of the Group:

                  N/A

Item 9.           Notice of Dissolution of Group:

                  N/A

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




















Schedule 13G                                                        Page 6 of 6
CUSIP No. 339099103                                 Fleetwood Enterprises Inc.
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    BERGER SMALL CAP VALUE FUND:

                                    April 10,2002
                                    -------------------------------------------
                                    Date

                                    /S/Anthony R. Bosch
                                    -------------------------------------------
                                    Signature

                                    Anthony R. Bosch, Vice President
                                    -------------------------------------------
                                    Name/Title